EXHIBIT 7




                                  CSW CREDIT, INC.
                                AFFILIATED COMPANIES
                             FACTORING EXPENSE SAVINGS
                          THREE MONTHS ENDED JUNE 30, 1997
                                    (thousands)


                            20%               5%
                           EQUITY           EQUITY          SAVINGS
                          ---------        ---------        --------

CPL                         $2,179           $1,651            $528
PSO                          1,338            1,032             306
SWEPCO                       2,382            1,682             700
WTU                            615              470             145
                          ---------        ---------        --------

TOTAL                       $6,514           $4,835          $1,679
                          =========        =========        ========